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                                                                      EXHIBIT 12

                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands of Dollars Except Ratios)

                                    Unaudited

                                                               Six Months
                                                              Ended June 30,
                                                             1998         1997
                                                             ----         ----
Income before income taxes                                 $188,017     $127,016
Interest expense                                            147,848      159,144
Portion of rent estimated to represent
    the interest factor                                      37,850       34,689
                                                           --------     --------
Earnings before income taxes and fixed charges             $373,715     $320,849
                                                           ========     ========
Interest expense (including capitalized interest)          $148,306     $159,359
Portion of rent estimated to represent
    the interest factor                                      37,850       34,689
                                                           --------     --------
Fixed charges                                              $186,156     $194,048
                                                           ========     ========
Ratio of earnings to fixed charges                              2.0          1.7
                                                           ========     ========


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